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                    FOURTH AMENDMENT TO AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into as of July 31, 1996, by and among DANSKIN, INC., a Delaware corporation (hereinafter referred to as "Borrower"); FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("Agent"), a national banking association, as agent for itself and the other financial institutions ("Lenders") from time to time party to the Loan Agreement (as hereinafter defined); and such Lenders.

                               W I T N E S S E T H:

     WHEREAS, Agent, Lenders and Borrower are parties to a certain Amended and Restated Loan and Security Agreement (the "Loan Agreement"), dated June 22, 1995, as amended August 17, 1995, February 29, 1996, and March 18, 1996, pursuant to which Lenders have made certain revolving credit loans, term loans and other financial accommodations to Borrower; and

     WHEREAS, the parties desire to amend the Loan Agreement as hereinafter set forth;

     NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. DEFINITIONS. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.



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     2.  AMENDMENT TO SECTION 9.3 OF THE LOAN  AGREEMENT.  The Loan Agreement is
hereby amended by deleting Section 9.3 thereof in its entirety and by substituting in lieu thereof the following:

     9.3. SPECIFIC FINANCIAL COVENANTS. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or Lenders, Borrower covenants that, unless otherwise consented to by Agent in writing, it shall:

     (a) PROFITABILITY. Achieve Consolidated EBITDA as of the last day of the fiscal quarter indicated for the four fiscal quarters then ending (except for the last day of the second 1996 fiscal quarter, which shall be measured for the two fiscal quarters then ending, and except for the last day of the third 1996 fiscal quarter, which shall be measured for the three fiscal quarters then ending) of not less than the following amounts for the fiscal periods corresponding thereto:



           Fiscal              First        Second           Third           Fourth
            Year              Quarter       Quarter         Quarter          Quarter
           ------             -------       -------         -------          -------
            1996           $ N/A          $   858,000     $ 3,055,000     $ 4,750,000
            1997           $ 5,900,000    $ 6,200,000     $ 6,600,000     $ 6,900,000
            1998           $10,250,000    $10,750,000     $11,750,000     $12,500,000
            1999           $13,000,000    $13,000,000     $12,850,000     $12,500,000
            2000           $12,500,000    $13,000,000     $13,000,000     $13,000,000
            2001           $13,000,000    $13,000,000     $13,000,000     $13,000,000
            2002           $13,000,000    $13,000,000     $13,000,000     $13,000,000

     (b) MINIMUM INTEREST COVERAGE RATIO. Maintain as of the last day of each quarter for the four (4) fiscal quarters then ending (except for the last day of the second and the third 1996 fiscal quarters, which shall be measured for the respective fiscal quarter then ending) a Consolidated Interest Coverage Ratio of not less than the ratio shown below for the fiscal period corresponding thereto:


           Fiscal              First        Second           Third           Fourth
            Year              Quarter       Quarter         Quarter          Quarter
           ------             -------       -------         -------          -------
            1996           N/A            1.00 to 1.0     1.97 to 1.0     1.12 to 1.0
            1997           1.20 to 1.0    1.30 to 1.0     1.40 to 1.0     1.50 to 1.0
            1998           2.75 to 1.0    3.00 to 1.0     3.25 to 1.0     3.75 to 1.0
            1999           4.00 to 1.0    4.00 to 1.0     4.00 to 1.0     4.00 to 1.0
            2000           4.25 to 1.0    4.00 to 1.0     4.25 to 1.0     4.50 to 1.0
            2001           5.00 to 1.0    5.00 to 1.0     5.00 to 1.0     5.00 to 1.0
            2002           5.00 to 1.0    5.00 to 1.0     5.00 to 1.0     5.00 to 1.0

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     3. AMENDMENT FEE.  Borrower shall pay to Agent,  for the ratable benefit of
Lenders, an amendment fee of $117,500, which fee shall be deemed fully earned at the closing of the transactions contemplated by this Amendment, shall be paid concurrently with the execution and delivery of this Amendment and shall not be subject to rebate except as may be required by Applicable Law. Such fee shall compensate Agent and Lenders for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Amendment and the Second Amendment, including, but not limited to, administrative, out-of-pocket, general overhead and lost opportunity costs, but not including any expenses for which Borrower has agreed to reimburse Agent and Lenders pursuant to any other provisions of this Amendment, the Loan Agreement or any of the other Loan Documents, such as, by way of example, legal fees and expenses.

     4. RATIFICATION AND REAFFIRMATION. Borrower hereby ratifies and reaffirms each of the Loan Documents and all of Borrower's covenants, duties and liabilities thereunder.

     5. ACKNOWLEDGEMENTS AND STIPULATIONS. Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Agent for the Pro Rata benefit of Lenders are duly perfected, first priority security

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interests and liens,  subject to the  exceptions set forth in the Loan Agreement or otherwise consented to by Agent in writing.

     6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Agent, to induce Agent and Lenders to enter into this Amendment, that, after giving effect to the provisions of this Amendment, no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and except as may have been disclosed in writing by Borrower to Agent prior to the date hereof, all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

     7. EXPENSES OF AGENT AND LENDERS. Borrower agrees to pay, on demand, all costs and expenses incurred by Agent and Lenders, whether currently due or in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications and supplements thereto, including, without limitation, the costs and fees of Agent and Lenders' legal counsel.

     8. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

     9. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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     10. NO NOVATION. ETC. This Amendment is not intended to be, nor shall it be construed  to  create,  a  novation  or accord  and  satisfaction,  and the Loan
Agreement  as  herein   modified  shall  continue  in  full  force  and  effect.
Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof.

     11.   COUNTERPARTS.   This  Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

     12. WAIVER OF NOTICE. Borrower hereby waives notice of acceptance of this Amendment by Agent and Lenders.

     13. WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal, and delivered by their respective duly authorized officers as of the date first written above.

                                            BORROWER
ATTEST:                                     DANSKIN, INC.

/s/ Edwin W. Dean                           By /s/ Beverly Eichel
- -------------------------------                ---------------------------------
Title: Secretary                               Title: Executive VP & CFO

    [CORPORATE SEAL]


                    [Signatures continued on following page]

                                            LENDERS:

                                            FIRST UNION NATIONAL BANK OF
                                            NORTH CAROLINA

                                            By:  /s/ Sharon J. Garn
                                               ---------------------------------
                                               Title: AVP



                                            FIRST UNION COMMERCIAL
                                            CORPORATION

                                            By:  /s/ Sharon J. Garn
                                               ---------------------------------
                                               Title: AVP



                                            AGENT:
                                            ------
                                            FIRST UNION NATIONAL BANK OF
                                            NORTH CAROLINA, as Agent

                                            By:  /s/ Sharon J. Garn
                                               ---------------------------------
                                               Title: AVP

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                            CONSENT AND REAFFIRMATION

     The undersigned guarantor of the Obligations of Borrower at any time owing to Agent and Lenders hereby (i) acknowledges receipt of a copy of the foregoing Fourth Amendment to Amended and Restated Loan and Security Agreement; (ii) consents to Borrower's execution and delivery thereof; and (iii) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.

     IN  WITNESS  WHEREOF,   the  undersigned  has  executed  this  Consent  and
Reaffirmation, on and as of the date of such Fourth Amendment to Amended and Restated Loan and Security Agreement.

    ATTEST:                                 DANPEN, INC.

/s/ Edwin W. Dean                           By: /s/ Beverly Eichel
                                                --------------------------------
    Secretary                                   Title: Executive VP & CFO

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                                  DANSKIN, INC.
                             SECRETARY'S CERTIFICATE
                                       OF
                         BOARD OF DIRECTORS RESOLUTIONS

     I, Edwin Dean, DO HEREBY CERTIFY, that I am the Vice Chairman and Secretary of DANSKIN, INC. (the "Corporation"), a corporation duly organized and existing under and by virtue of the laws of the State of Delaware and am keeper of the records and seal thereof; that the following is a true, correct and compared copy of the resolutions duly adopted by the unanimous consent of all members of the Board of Directors of said Corporation effective as of July 31, 1996; and that said resolutions are still in full force and effect:

     RESOLVED, that any officer of this Corporation, including, but not limited to, the Chairman of the Board, the Vice Chairman of the Board, the President, Chief Operating Officer, any Vice President, the Chief Financial Officer, Secretary or any Assistant Secretary each be, and each hereby is, authorized and empowered (either alone or in conjunction with any one or more of the other officers of the Corporation) to take, from time to time, all or any part of the following actions on or in behalf of the Corporation: (i) to make, execute and deliver to FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("Agent"), (1) a Fourth Amendment (the "Amendment") to Amended and Restated Loan and Security Agreement (the "Amendment") providing for the amendment of that certain Amended and Restated Loan and Security Agreement, dated as of June 22, 1995, among the Corporation and Agent, for itself and First Union Commercial Corp., as amended (the "Loan Agreement"), and (2) all other agreements, modifications, documents and instruments contemplated by or delivered in connection with the Amendment; the Amendment to be substantially in the form presented by Agent with such additional, modified or revised terms as may be acceptable to such officers, as conclusively evidenced by his or her execution thereof; and (ii) to carry out, modify, amend or terminate any arrangements or agreements at any time existing between the Corporation and Agent.

     RESOLVED, that any arrangements, agreements, security agreements, or other instruments or documents executed pursuant to these resolutions, any of such officers of the Corporation, or by an employee of the Corporation acting pursuant to delegation of authority, may be attested by such person and may contain such terms and provisions as such person shall, in his or her sole discretion, determine.

     RESOLVED, that any amendments to the Loan Agreement heretofore executed by any officer of Borrower and any actions taken under the Loan Agreement as thereby amended are hereby ratified and approved.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation, as of July 31, 1996.


                                            /s/ Edwin W. Dean
                                            ------------------------------------
                                            Edwin Dean, Vice Chairman
                                            and Secretary

                                                 [CORPORATE SEAL]
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